FOR IMMEDIATE RELEASE

Alpha Announces Preliminary, Unaudited Results for Fourth Quarter 2025

BRISTOL, Tenn., January 30, 2026 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today announced preliminary, unaudited financial results for the fourth quarter ending December 31, 2025. The company plans to release its definitive fourth quarter and full year 2025 financial results on February 27, 2026.

(millions, except per share)
Three months ended
Dec. 31, 2025
Net loss	($17.3)
Net loss per diluted share	($1.34)
Adjusted EBITDA(1)	$28.5
Tons of coal sold	3.8
__________________________________
1. This is a non-GAAP financial measure. A reconciliation of Net Loss to Adjusted EBITDA is included in tables accompanying the financial schedules.

"Our preliminary results for the fourth quarter reflect the challenging met coal market environment that persisted through the majority of 2025," said Andy Eidson, Alpha's chief executive officer. "Our fourth quarter Adjusted EBITDA excludes approximately $6 million in non-recurring mine recovery and idle costs due to the water inundation at Rolling Thunder in November. While the low-vol met coal indexes improved in the fourth quarter, the majority of that improvement did not occur until December. In addition, U.S. East Coast high-vol indexes were down slightly relative to third quarter levels. Due to the late quarter timing of the pricing improvements, most of the related benefit was pushed into Q1 of 2026. However, our fourth quarter cost performance was strong, resulting in full year costs at the lower end of our guidance range."
Eidson continued: "We look forward to providing more information about our 2025 performance when we announce our audited financial results at the end of February. Until then, we remain focused on safely operating each and every day and seeking out opportunities to capitalize on the improved met coal pricing environment."

Preliminary Financial Performance

Alpha expects to report a net loss of $17.3 million, or $1.34 per diluted share, for the fourth quarter 2025.

For the fourth quarter, total Adjusted EBITDA was $28.5 million.

Coal Revenues

(millions)
Three months ended
Dec. 31, 2025
Met Segment	$519.1

Met Segment (excl. freight & handling)(1)	$436.3

Tons Sold	(millions)
Three months ended
Dec. 31, 2025
Met Segment	3.8
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1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

(per ton)
Three months ended
Dec. 31, 2025
Met Segment	$115.31
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Fourth quarter net realized pricing for the Met segment was $115.31 per ton.

The table below provides a breakdown of our Met segment coal sold in the fourth quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Dec. 31, 2025
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	1.8	$187.6	$106.13	50%
Domestic	0.8	$116.9	$148.93	22%
Export - Australian Indexed	1.0	$111.4	$114.96	28%
Total Met Coal Revenues	3.5	$415.9	$118.10	100%
Thermal Coal Revenues	0.3	$20.4	$77.80
Total Met Segment Coal Revenues (excl. freight & handling)(1)	3.8	$436.3	$115.31
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of Coal Sales

(in millions, except per ton data)
Three months ended
Dec. 31, 2025
Met Segment	$478.5
Met Segment (excl. freight & handling/idle)(1)	$383.8

(per ton)
Met Segment(1)	$101.43
__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which are defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Liquidity and Capital Resources

As of December 31, 2025, the company had total liquidity of $524.3 million, including cash and cash equivalents of $366.0 million, short-term investments of $49.6 million, and $183.7 million of unused availability under the asset-based revolving credit facility (ABL), partially offset by a minimum required liquidity of $75.0 million as required by the ABL. As of December 31, 2025, the company had no borrowings and $41.3 million in letters of credit outstanding under the ABL. Total long-term debt, including the current portion of long-term debt as of December 31, 2025, was $13.4 million.

Share Repurchase Program

As previously announced, Alpha's board of directors authorized a share repurchase program allowing for the expenditure of up to $1.5 billion for the repurchase of the company's common stock. As of December 31, 2025, the company had acquired approximately 6.9 million shares of common stock at a cost of approximately $1.1 billion since the start of the program. During the fourth quarter of 2025, the company spent approximately $20 million for the repurchase of roughly 113,000 shares. The number of common stock shares outstanding as of December 31, 2025 was 12,805,909, not including the potential effect of unvested equity awards.

The timing and amount of share repurchases will be based on various factors, including but not limited to market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

Note About Preliminary Results

The financial results presented in this release are preliminary and may change. This preliminary financial information includes calculations or figures that have been prepared internally by management. The Company’s independent registered public accounting firm has not finished its audit of, and does not express an opinion with respect to, this data. There can be no assurance that the Company’s actual results for the periods presented herein will not differ from the preliminary financial results presented herein, and such changes could be material. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and are not necessarily indicative of the results to be achieved for any future periods. This preliminary financial information could be impacted by the effects of the Company’s financial closing procedures, final adjustments, and other developments, including the ongoing audit of the Company’s consolidated financial statements.

Earnings Announcement and Conference Call

The company plans to announce its definitive fourth quarter 2025 financial results before the market opens on Friday, February 27, 2026. The company also plans to hold a conference call regarding its fourth quarter results on February 27, 2026, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” and “non-GAAP coal margin.” In addition to net income (loss), we use Adjusted EBITDA to measure the operating performance of our reportable segment. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance or any other measure of operating results, financial performance, or liquidity presented in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, capital investments and other factors.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

Three Months Ended
December 31, 2025
Net loss	$(17,271)
Interest expense	730
Interest income	(3,273)
Income tax benefit	(9,757)
Depreciation, depletion and amortization	41,893
Non-cash stock compensation expense	3,193
Accretion on asset retirement obligations	5,501
Amortization of acquired intangibles, net	1,356
Non-recurring mine flood costs (1)	6,098
Adjusted EBITDA	$28,470
(1) Non-recurring mine recovery and idle costs due to the water inundation at the Rolling Thunder mine in November 2025.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

Three Months Ended
(In thousands, except for per ton data)	December 31, 2025
Coal revenues	$519,060
Less: Freight and handling fulfillment revenues	(82,730)
Non-GAAP Coal revenues	$436,330
Non-GAAP Coal sales realization per ton	$115.31

Cost of coal sales (exclusive of items shown separately below)	$478,519
Depreciation, depletion and amortization - production (1)	41,571
Accretion on asset retirement obligations	5,501
Amortization of acquired intangibles, net	1,356
Total Cost of coal sales	526,947
Less: Freight and handling costs	(82,730)
Less: Depreciation, depletion and amortization - production (1)	(41,571)
Less: Accretion on asset retirement obligations	(5,501)
Less: Amortization of acquired intangibles, net	(1,356)
Less: Idled and closed mine costs	(11,960)
Non-GAAP Cost of coal sales	$383,829
Non-GAAP Cost of coal sales per ton	$101.43

GAAP Coal margin	$(7,887)
GAAP Coal margin per ton	$(2.08)

Non GAAP Coal margin	$52,501
Non GAAP Coal margin per ton	$13.87

Tons sold - Met	3,784
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended December 31, 2025
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	1,768	$187,642	$106.13	50%
Domestic	785	116,913	$148.93	22%
Export - Australian indexed	969	111,392	$114.96	28%
Total Met segment - met coal	3,522	415,947	$118.10	100%
Met segment - thermal coal	262	20,383	$77.80
Non-GAAP Coal revenues	3,784	436,330	$115.31
Add: Freight and handling fulfillment revenues	—	82,730
Coal revenues	3,784	$519,060